Exhibit 99.1

Contact:

Patricia Baronowski

Pristine Advisers, LLC

(631) 756-2486

EQUUS ANNOUNCES FIRST QUARTER NET ASSET VALUE

HOUSTON, TX – May 15, 2018 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of March 31, 2018, of $43.3 million, an increase of approximately $0.3 million since December 31, 2017. Net asset value per share increased to $3.20 as of March 31, 2018 from $3.18 as of December 31, 2017. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Net assets	$43,260	$43,007	$41,999	$42,122	$41,422
Shares outstanding	13,518	13,518	13,518	13,518	13,518
Net assets per share	$3.20	$3.18	$3.11	$3.12	$3.06

The following were the portfolio companies that had significant changes to their fair values during the first quarter of 2018:

•	Increase in Value of PalletOne. The fair value of the Fund’s share interest in PalletOne Inc. (“PalletOne”), increased from $16.7 million to $17.8 million during the first quarter of 2018. During the first quarter of 2018, PalletOne reported significant increases in its quarterly revenue and EBITDA as compared to revenue and EBITDA generated during the fourth quarter of 2017. Equus holds an 18.7% fully-diluted share interest in PalletOne, one of the largest wooden pallet manufacturers in the United States. The Fund received advice and assistance from a third-party valuation firm to support its determination of the fair value of this investment.

•	Increase in the Value of Equus Energy. The Fund established Equus Energy, LLC (“Equus Energy”) as a wholly-owned subsidiary in 2011 to be used as a platform for energy-related investments, with particular emphasis on oil and gas enterprises. Equus Energy owns various working interests, which are presently derived from 144 producing and non-producing oil and gas wells, including associated development rights of approximately 22,360 acres, situated on 12 separate properties in Texas and Oklahoma. The working interests range from a de minimus amount to 50% of the leasehold that includes these wells. Also included in the interests acquired by Equus Energy are working interests of 7.5% and 2.5% in the Burnell and North Pettus Units, respectively, which collectively comprise approximately 13,000 acres located in the area known as the “Eagle Ford Shale” play. The fair value of the Fund’s holding in Equus Energy increased from $8.0 million to $8.3 million during the first quarter of 2018, principally due to improved economic prospects affecting mineral rights held by Equus Energy. The Fund received advice and assistance from a third-party valuation firm to support our determination of the fair value of this investment.

•	Decrease in the Value of MVC Capital Shares. The trading price of MVC Capital, Inc.’s (“MVC”) common stock decreased from $10.56 per share on December 31, 2017 to $9.78 per share on March 31, 2018. In addition to the 496,209 MVC shares held by Equus at December 31, 2017, the Fund received 6,864 MVC shares as a dividend during the first quarter of 2018. Notwithstanding the receipt of share dividends, the decrease in the MVC share price during the first quarter of 2018 led to a corresponding decrease in the fair value of this holding from $5.2 million at December 31, 2017 to $5.0 million at March 31, 2018.

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Fund, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.